Exhibit 99.1

Release No. 0806-03                          FOR IMMEDIATE RELEASE
August 25, 2006

RAYMOND JAMES FINANCIAL, INC.
REPORTS JULY 2006 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“As anticipated, the turbulent market, which continued in July, finally impacted retail commission activity,” explained Chairman and CEO Thomas A. James. “Furthermore, the pipeline of new public offerings has stalled, as investors are less willing to assume the risks of unproven new public companies.
“At this point, it appears that securities firms with a focus in the private client business will experience uninspiring results in the third quarter of the calendar year. Although additional fine tuning may be required, it still appears that the economy will survive its recent spate of travails, and the market outlook should improve in the intermediate term.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,800 financial advisors

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Release No. 0806-03                                  Raymond James Financial, Inc.

serving 1.4 million accounts in 2,200 locations throughout the United States, Canada and overseas. Total client assets are approximately $171 billion. Approximately $30.7 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2005 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.
	July 2006	June 2006	July 2005
	(20 business days)	(22 business days)	(20 business days)

Securities commissions/fees (1)	$ 120.9 mil.	$ 137.5 mil.	$ 123.2 mil.

Assets under management (2)	$ 30.7 bil. (4)	$ 31.6 bil.	$ 27.1 bil.

# of managed/co-managed underwritings (3)	7	9	7

Total customer assets under administration	$ 170.9 bil.	$ 169.1 bil.	$ 147.4 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for certain less significant international joint ventures.

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Release No. 0806-03                                    Raymond James Financial, Inc.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	The decline in assets under management form June is due to the movement of approximately $1 billion from the company’s proprietary money market fund to Raymond James Bank.

For more information, contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media